                                             Registration No333-_______________.
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                             --------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                       under the Securities Act of 1933
                             --------------------

                             COMFORCE Corporation
              (Exact Name of Issuer as specified in its charter)

                           Delaware                                             36 - 2262248
(State or other jurisdiction of incorporation or organization)      (I.R.S. Employer Identification No.)

                   415 Crossways Park Drive
                        P.O. Box 9006
                      Woodbury, New York                                           11797
           (Address of principal executive offices)                              (Zip Code)

             COMFORCE Corporation Long-Term Stock Investment Plan
                             (Full Title of Plan)

                               Harry Maccarrone
                           Executive Vice President
                             COMFORCE Corporation
                           415 Crossways Park Drive
                                 P.O. Box 9006
                           Woodbury, New York 11797
                    (Name and address of agent for service)

                                (516) 437-3300
         (Telephone number, including area code, of agent for service)
                             --------------------

                                   Copy to:
                           David G. Edwards, Esquire
                           Doepken Keevican & Weiss
                   58/th/ Floor, USX Tower, 600 Grant Street
                        Pittsburgh, Pennsylvania 15219

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                 Proposed Maximum         Proposed Maximum
  Title of Securities       Amount to be          Offering Price              Aggregate               Amount of
   to be Registered          Registered              per Share             Offering Price         Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par        1,341,128             $1.63 (1)               $2,186,039 (1)             $547 (1)
value
--------------------------------------------------------------------------------------------------------------------

______________

(1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) for the shares registered hereunder, being the average of the high and low prices for the Registrant's Common Stock as reported on March 8, 2001.

PART I    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


REOFFER PROSPECTUS

                             COMFORCE Corporation
                    Up to 1,341,128 Shares of Common Stock

          This prospectus relates to up to 1,341,128 shares of common stock of COMFORCE Corporation that may be sold from time to time by the selling stockholders named in this prospectus. These shares are issuable to the selling stockholders upon the exercise by them of options held by them under the COMFORCE Corporation Long-Term Stock Investment Plan.

          The common stock is traded on the American Stock Exchange under the symbol CFS. On March 8, 2001, the last reported sale price of the common stock on the American Stock Exchange was $1.74 per share.

          Investing in the common stock involves certain risks. You should carefully consider the risk factors beginning on page 2. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                             COMFORCE Corporation
                           415 Crossways Park Drive
                                 P.O. Box 9006
                           Woodbury, New York 11797
                                (516) 437-3300


                The date of this Prospectus is March 13, 2001.

                               TABLE OF CONTENTS

                                                                  Page

Risk Factors.................................................       3
Where You Can Find More Information..........................       7
The Company..................................................       8
Selling Stockholders.........................................       8
Use of Proceeds..............................................       8
Method of Sale...............................................       8
Legal Matters................................................       9
Experts......................................................       9

                                 RISK FACTORS

          Before you invest in the common stock, you should consider carefully the following factors, in addition to the other information contained in this prospectus. In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those projected or suggested in any forward-looking statement. The factors discussed below and the other factors discussed in this prospectus could cause or contribute to such differences. Other factors which we have not yet identified could also cause or contribute to such differences.

Our share price has been volatile and could be further impacted by the shares offered in this offering.

          From time to time, the market price for our common stock has been, and may continue to be, volatile. The market price may fluctuate because of our quarterly operating results, the operating results of other staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

          In addition, a substantial number of shares of our common stock is being offered for resale as a part of this offering. The sale of a substantial number of shares of our common stock in the public market could cause the market price of our common stock to decline.

Our high level of debt could adversely affect our ability to compete, limit our ability to borrow and heighten our vulnerability to adverse economic conditions.

          We have a very high level of debt. Our level of debt could have important consequences to you, including the following:

 .         we will have to use a substantial portion of our cash flow from operations to pay for debt service, rather than for operations or growth;

 .         our competitors with less debt could have a competitive advantage;

 .         we could be more vulnerable to economic downturns and less able to take advantage of significant business opportunities or react to changes in market or industry conditions;

 .         we will be vulnerable to increases in interest rates to the extent of borrowings under our bank credit facility; and

 .         we may have to dispose of material assets or operations or refinance our debt to meet our debt service obligations.

Our failure to generate sufficient cash flows to support our amortization charges could require a write-off that adversely affects our financial condition and results of operations.

          More than 50% of our total assets are intangible assets. These intangible assets substantially represent amounts attributable to goodwill recorded in connection with our acquisitions and are generally amortized over a five to 40 year period. This amortization results in significant annual charges. Various factors could impact our ability to generate the cash flows necessary to support this amortization schedule, including

 .         fluctuations in the economy;

 .         the degree and nature of competition;

 .         demand for our services; and

 .         our ability to integrate the operations of acquired businesses, to recruit and place staffing professionals and to maintain gross margins in the face of pricing pressures.

          If we fail to generate sufficient cash flows to support the amortization charge, an impairment of the asset may occur. The resulting write-off could have a material adverse effect on our business, financial condition and results of operations.

The terms of the agreements governing our debt could constrain us in our operations and in pursuing corporate opportunities.

          The agreements governing the public debt obligations of our COMFORCE Operating, Inc. subsidiary, and the credit facility to which we and our subsidiaries are parties, contain restrictions that affect our ability to incur debt, make distributions, make acquisitions, create liens, make capital expenditures and affiliate payments and pay dividends. They also require us to limit our capital expenditures, affiliate payments and dividends. In addition, our credit facility requires us to meet specified financial ratios and tests.

          Events beyond our control may affect our ability to comply with these covenants and restrictions, and we may not achieve operating results that will comply with the financial ratios and tests. If we do not comply with these covenants and restrictions, an event of default could occur. An event of default under any of our financing agreements could have a material adverse effect on our business and financial condition if it is not cured or waived.

We may be unable to charge our customers for higher costs of employing staffing personnel.

          We must pay unemployment insurance premiums and workers' compensation benefits for our billable employees. The states in which our employees perform services set unemployment insurance premiums annually. These premiums could increase for various reasons, including increased levels of unemployment and the lengthening of periods for which unemployment compensation is available. Workers' compensation costs may increase if the various states in which we conduct operations raise their required levels of compensation or liberalize allowable claims. We are focusing on efforts to reduce our potential exposure to such claims. We are largely self-insured with respect to workers' compensation claims, but we maintain an umbrella insurance policy limiting our exposure for self-insured claims to $250,000 per claim and a total of $2.9 million in any year. However, we may incur costs related to workers' compensation claims at rates higher than anticipated if we experience an increase in the number or the severity of claims.

          Our costs could also increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to billable employees who do not presently receive such benefits.

          We may not be able to increase the fees charged to our customers to an amount sufficient to cover increased costs related to workers' compensation, unemployment insurance and health care reforms or other employment-related regulatory changes.

We have incurred losses in recent periods and we may continue to incur losses.

          We had net losses of $2.0 million for 1999 and $3.7 million for 1997 and net income of $0.8 million for 1998. In addition, we had a net loss before extraordinary gains of $952,000 for the nine months ended September 30, 2000. Our operations may not be profitable in the future.

We could face liability for the misconduct of our employees or for claims made by them in the workplace.

          Contingent staffing and consulting firms are in the business of employing people and placing them in the workplaces of other businesses. A risk of such activity includes possible claims by our customers of employee misconduct or negligence, claims of discrimination or harassment, claims relating to employment of illegal aliens and other similar claims. We have implemented policies and guidelines to minimize our exposure to these risks. However, failure to follow these policies and guidelines may result in negative publicity. In addition, we could be required to pay money damages or fines. Although historically we have not had any significant problems in this area, we may experience such problems in the future.

          We are also exposed to liability for actions taken by our employees while on assignment, such as damage caused by their errors, misuse of customer proprietary information or theft of customer property. We maintain insurance to limit our exposure to these risks. However, because of the nature of our assignments, in particular the access of our employees to customer information systems and confidential information, and the potential liability for improper acts by employees, insurance coverage may not continue to be available or may not be adequate to cover any such liability.

Fluctuations in the general economy could reduce demand for our services.

          The general level of economic activity in the country significantly affects demand for staffing and consulting services. Companies use staffing and consulting services to manage personnel costs and changes in staffing needs, in part due to business fluctuations. When economic activity increases, employers often add employees from staffing and consulting companies before they hire full-time employees. During such times, there is intense competition among staffing and consulting companies for qualified personnel for placement, and we may not be able to recruit and retain sufficient personnel to meet the needs of our clients. Conversely, as economic activity slows, companies may choose to reduce their usage of employees from staffing and consulting companies before laying off their regular employees.

Heightened competition for staffing personnel and customers could adversely impact our business.

          The contingent staffing and consulting industry is highly competitive. Heightened competition for customers as well as for contingent personnel could adversely impact our business in several ways:

 .         We may need to reduce our current fee scales without being able to reduce the personnel costs of our billable employees.

 .         Large, traditional staffing companies have begun to enter the specialty staffing and consulting sector. As a result, margins may decrease, particularly for the less highly skilled personnel in that sector.

 .         Barriers to entry in the contingent staffing business are low, and we could experience competition from additional competitors entering the business.

 .         We may not be able to fulfill our customers' needs because of shortages of qualified personnel, which currently exist in some specialty sectors and could continue to occur in the future.

 .         Customers could employ personnel directly (rather than using our services) to ensure the availability of such personnel.

          Some of our competitors have greater marketing, financial and personnel resources than we do and could offer increased competition. We expect that the level of competition will remain high in the future and that this competition could affect our margins, which could have a material adverse effect on our business, financial condition and results of operations.

The loss of key personnel could adversely affect our operations.

          We depend in a significant way on our management. Our success depends upon the availability and performance of John Fanning, our Chairman and Chief Executive Officer, and Harry Maccarrone, our Executive Vice President and Chief Financial Officer. The loss of the services of either of these key persons could have a material adverse effect upon our operations.

Control by insiders could inhibit a third party from seeking to acquire us.

          John Fanning, our Chairman and Chief Executive Officer, and Harry Maccarrone, our Executive Vice President and Chief Financial Officer, together currently control approximately 30% of our outstanding common stock. As a result, they will have a significant influence on all issues submitted to our stockholders. This concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of our common stock and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire control of us.

Our board's ability to authorize and issue new classes of preferred stock could be used to discourage a takeover.

          Our certificate of incorporation and bylaws authorize the issuance of preferred stock and establish advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of COMFORCE, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices and other transactions that they may deem to be in their best interests. In particular, preferred stock

 .         has a preferred position over the common stock in liquidation;

 .         generally has the right to a fixed or minimum dividend before any dividend is paid or accrued on the common stock;

 .         may have the right to approve certain extraordinary corporate matters;
          and

 .         could contain terms that would

          .    delay or prevent a change in control of COMFORCE;

          .    make removal of our present management more difficult;

          . restrict the payment of dividends and other distributions to the holders of common stock; and

          . make it more difficult for a hostile acquiror to gain control of COMFORCE.

Our business is dependent on our ability to attract staffing personnel.

          Our business depends on our ability to attract and retain personnel who possess the skills and experience necessary to meet the staffing and consulting requirements of our customers. Competition for individuals with proven skills in certain areas, particularly information technology, is intense. We compete for such individuals with other contingent staffing and consulting firms, systems integrators, providers of outsourcing services, computer systems consultants, customers and personnel agencies. We must continually evaluate and upgrade our base of available personnel to keep pace with customers' changing needs and emerging technologies. We may not be able to continue to attract qualified personnel in sufficient numbers and on acceptable economic terms. In addition, although the employment agreements we have entered into contain non-compete covenants, we may not be able to effectively enforce such agreements against our former employees.

A significant portion of our revenues are attributable to a few key customers the loss of which could adversely affect our operations.

          As is common in the staffing industry, our engagements to provide services to our customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice, although some of our business is done through long-term contracts and contracts that provide us with the first opportunity to supply the personnel required by the customer. During 1999, our four largest customers accounted for approximately 28% of our revenues. We also have numerous other significant customers. The loss of or a material reduction in the revenues from any of our significant customers could have a material adverse effect on our business, results of operations and financial condition.

                      WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any document filed by us at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at the address in the previous sentence. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov".

          The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

 .         Our Annual Report on Form 10-K for the year ended December 31, 1999.

 .         Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2000.

 .         Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000

 .         Our Quarterly Report on Form 10-Q for the quarter ended September 30,
          2000

 .         Our Current Report on Form 8-K dated December 19, 2000.

 .         The description of our common stock contained in our Form 8-A dated
          October 10, 1985, as amended by Amendment No. 1 on Form 8A/A dated July 25, 1997.

          In addition, we incorporate by reference all other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of this offering of common stock. Such information will update the information set forth or previously incorporated in this prospectus.

          You may request a copy of any of these documents, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or telephoning us at the following address:

          COMFORCE Corporation
          Attention: Linda Annicelli
          415 Crossways Park Drive
          P.O. Box 9006
          Woodbury, New York 11797
          (516) 437-3300

          You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with different information.

                                  THE COMPANY

          We are a leading provider of specialty staffing, consulting and outsourcing services, primarily to Fortune 500 companies for their information technology, telecommunications, scientific and engineering-related needs. Through a national network of 62 offices (48 company-owned and 14 licensed), we recruit and place highly skilled contingent personnel and provide financial and outsourcing services for a broad customer base, including Sun Microsystems, Bellsouth Telecommunications, Inc. and Microsoft Corporation. Since entering the staffing services business in 1995, we have grown significantly through a combination of acquisitions and internal growth. Our contingent labor force consists primarily of computer programmers, systems consultants and analysts, engineers, technicians, scientists, researchers and skilled office support personnel.

                             SELLING STOCKHOLDERS

          The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each selling stockholder and his or her relationship to COMFORCE during the past three years; (b) the number of shares of common stock each selling stockholder beneficially owns (assuming that all options and restricted shares which they have previously been granted are fully vested and free from restrictions on transfer); (c) the number of shares of common stock offered pursuant to this Prospectus by each selling stockholder; and (d) the amount and percentage of the common stock outstanding to be held by such selling stockholder after giving effect to the offering of the common stock covered by this Prospectus. The information contained in Annex I may be amended or supplemented from time to time.

                                USE OF PROCEEDS

          COMFORCE will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, COMFORCE will receive the amount of the exercise price of the options if and when the options are exercised and the shares are purchased by the selling stockholders.

                                 METHOD OF SALE

          The selling stockholders may offer and sell the shares of common stock to which this prospectus relates from time to time in one or more types of transactions (which may include block transactions) on the American Stock exchange, where our common stock is listed for trading under the symbol CFS, in other markets where our common stock is traded, in negotiated transactions, through put or call options transactions, through short sales transactions, or through a combination of such methods of sale. The selling stockholders will sell the common stock at prices which are current when the sales take place or at other prices to which the parties agree. The selling stockholders may use brokers or dealers to sell the shares, and will pay any brokerage fees or commissions relating to sales in amounts to be negotiated by the parties prior to sale. The selling stockholders and any brokers or dealers participating in the sale of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on the resale of the shares may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Some shares may also be sold by other people or entities that have received the shares from the selling stockholders by gift, by operation of law, including the laws of descent and distribution, or by other transfers or assignments.

          The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided the selling stockholders meet the criteria and conform to the requirements of this rule.

                                 LEGAL MATTERS

          Doepken, Keevican & Weiss Professional Corporation, Pittsburgh, Pennsylvania, will render a legal opinion on the validity of the common stock being offered.


                                    EXPERTS

          The consolidated balance sheet of COMFORCE Corporation and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity, cash flows and financial statement schedule for the year ended December 31, 1999 are incorporated in this prospectus and registration statement by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

          The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    ANNEX I

                            SELLING STOCKHOLDERS (1)

                                                                           Shares Beneficially Owned
                                                                             After Offering:  (2)
                                          Shares           Shares          -------------------------
                    Relationships to   Beneficially       Offered
       Name             COMFORCE           Owned           Hereby          Number        Percentage
       ----         ----------------   ------------       -------          ------        ----------
John C. Fanning (3) Chairman and           5,452,379      200,000        5,252,379           31.2%
                    Chief Executive
                    Officer

Harry Maccarrone    Executive Vice         5,298,731      130,000        5,168,731           30.8%
 (4)                President and
                    Secretary

________________________
(1) Assumes that all options held by the listed individuals are fully vested and exercisable. Shares deemed beneficially owned by virtue of these assumptions are treated as outstanding for purposes of determining beneficial ownership by such individual. Certain of the options have not vested and will not vest within 60 days after the date hereof.

(2)  Assumes the sale of all securities offered hereby.

(3) The shares beneficially owned by Mr. Fanning, the Chairman and Chief Executive Officer of the Company, include (1) 24,200 shares currently held of record by him, (2) 3,606,564 shares owned by the John C. Fanning Irrevocable Trust, of which Mr. Fanning is the beneficiary, (3) 1,421,615 shares held by a limited partnership of which the John C. Fanning Irrevocable Trust is the general partner, (4) 200,000 shares issuable to him upon exercise of an option at an exercise price of $5.25 per share and
     (5) 200,000 shares issuable to him upon exercise of an option at an exercise price of $2.00 per share. Mr. Fanning disclaims beneficial ownership of shares owned by the limited partnership in excess of his proportionate interest in the limited partnership. Harry Maccarrone holds sole voting power with respect to the shares held by the limited partnership and the John C. Fanning Irrevocable Trust.

(4) The shares beneficially owned by Mr. Maccarrone, Executive Vice President and Secretary of the Company, include (1) 10,552 shares currently held of record by him, (2) 30,000 shares issuable to him upon exercise of an option at an exercise price of $7.00 per share, (3) 100,000 shares issuable to him upon exercise of an option at an exercise price of $5.25 per share, and (4) 130,000 shares issuable to him upon exercise of options at an exercise price of $2.00 per share, (5) 3,606,564 shares owned by the John C. Fanning Irrevocable Trust, of which Mr. Maccarrone is the trustee, and (6) 1,421,615 shares held by a limited partnership of which the John C. Fanning Irrevocable Trust is the general partner. Harry Maccarrone holds sole voting power with respect to the shares held by the limited partnership and the John C. Fanning Irrevocable Trust.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Registrant has incorporated by reference in this Registration Statement the documents listed below. These documents have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

     1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

     2. The Registrant's Quarterly Report on Form 10-Q for the quarter ender March 31, 2000.

     3. The Registrant's Quarterly Report on Form 10-Q for the quarter ender June 30, 2000.

     4. The Registrant's Quarterly Report on Form 10-Q for the quarter ender September 30, 2000.

     5. The description of the Registrant's Common Stock included in the Registration Statement on Form 8-A dated October 10, 1985, as amended by Amendment No. 1 on Form 8A/A dated July 25, 1997, including any subsequent amendment or any report filed for the purpose of updating such description.

     6.   The Registrant's Form 8-K filed on December 19, 2000.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant's Bylaws effectively provide that the Registrant, to the full extent permitted by Section 145 of the Delaware General Corporation Law, shall indemnify all directors and officers of the Registrant and may indemnify all employees, representatives and other persons as permitted pursuant thereto.
Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In derivative actions, indemnification may also be made for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit if they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court of chancery or the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Section 145 further provides that to the extent any present or former officer or director has been successful on the merits or otherwise in any defense of any such action, suit or proceeding, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings.

         The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York, on March 9, 2001.

                                         COMFORCE Corporation
                                         (Registrant)

                                  By:    /s/ Harry Maccarrone
                                         --------------------
                                         Executive Vice President
                                         and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, the undersigned, being the members of the Stock Option Committee, have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodbury, State of New York on March 9, 2001.

                                  COMFORCE Corporation Stock Option Committee

                                  By:    /s/ Keith Goldberg
                                         ------------------
                                         Keith Goldberg, Committee Member

                                         /s/ Gordon Robinett
                                         -------------------
                                         Gordon Robinett, Committee Member

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       SIGNATURE                              TITLE                        DATE
---------------------------    ------------------------------------    -------------

/s/ John C. Fanning*            Chairman, Chief Executive
---------------------------
    John C. Fanning             Officer and Director
                                (Principal Executive Officer)          March 9, 2001

/s/ Harry Maccarrone            Executive Vice President,
---------------------------
    Harry Maccarrone            Chief Financial Officer
                                and Director (Principal Financial
                                and Accounting Officer)                March 9, 2001

/s/ Kenneth Daley*              Director                               March 9, 2001
---------------------------
  Kenneth Daley

/s/ Keith Goldberg*             Director                               March 9, 2001
---------------------------
  Keith Goldberg

/s/ Gordon Robinett*            Director                               March 9, 2001
---------------------------
  Gordon Robinett

/s/ Daniel Raynor*              Director                               March 9, 2001
---------------------------
  Daniel Raynor

* By: /s/ Harry Maccarrone      Attorney-in-Fact                       March 9, 2001
      ---------------------
        Harry Maccarrone

                               Index to Exhibits

4.1 COMFORCE Corporation Long-Term Stock Investment Plan (included in Annex A to COMFORCE Corporation's Definitive Proxy Statement filed with the Commission on June 30, 1997, as amended as set forth in Proposal No. 2 of COMFORCE Corporation's Definitive Proxy Statement filed with the Commission on April 28, 2000, which portions of such Proxy Statements are incorporated herein by reference).

4.2 Restated Certificate of Incorporation of COMFORCE Corporation, as amended by Certificates of Amendment filed with the Delaware Secretary of State on June 14, 1987 and February 12, 1991 (included as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 of COMFORCE Corporation filed with the Commission on May 10, 1996 (Registration No. 033-6043) and incorporated herein by reference).

4.3 Certificate of Ownership (Merger) of COMFORCE Corporation into Lori Corporation (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

4.4 Certificate of Amendment of Certificate of Incorporation of COMFORCE Corporation filed with the Secretary of State of Delaware on October 28, 1996.

4.5 Bylaws of COMFORCE Corporation, as amended and restated effective as of February 26, 1997 (included as an exhibit to COMFORCE Corporation's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

5.1  Opinion of Doepken Keevican & Weiss.

23.1 Consent of KPMG LLP.

23.2 Consent of PricewaterhouseCoopers, LLP.

23.3 Consent of Doepken Keevican & Weiss (included in the opinion filed as
     Exhibit 5.1 to this Registration Statement).

24.1 Powers of Attorney.